Aqua announces $750 million investment from CPPIB

Marks important step in transformational acquisition of Peoples

BRYN MAWR, Pa./TORONTO (March 29, 2019) - Aqua America Inc. (NYSE: WTR), the second-largest publicly traded water and wastewater utility based in the U.S., will receive an approximately $750 million investment by Canada Pension Plan Investment Board. The investment marks an important step in obtaining permanent financing for Aqua’s pending acquisition of Peoples Natural Gas.

The investment is expected to close concurrently with, and contingent upon, the Peoples acquisition. Through the investment, CPPIB will acquire approximately 21.7 million newly issued shares of Aqua’s common stock. Additional information may be found in the Form 8-K that will be filed today with the U.S. Securities and Exchange Commission.

Announced Oct. 23, 2018, Aqua’s acquisition of Peoples will create a new utility infrastructure company that will be uniquely positioned to have a powerful impact on improving infrastructure reliability, quality of life and economic prosperity in the areas it serves.

“CPPIB’s investment in Aqua is an impactful contribution toward closing our acquisition of Peoples,” said Aqua America Chairman and CEO Christopher Franklin. “This investment positions us well as we look ahead to completing the permanent financing for the Peoples acquisition, and we appreciate CPPIB’s commitment to this transformational endeavor.”

The all-cash Peoples acquisition reflects an enterprise value of $4.275 billion, including the assumption of approximately $1.3 billion of debt. As previously disclosed, the transaction will be financed through an appropriate mix of equity and debt, which will support a strong balance sheet and continued investment-grade credit ratings for the combined business.

Deborah Orida, Senior Managing Director & Global Head of Active Equities, CPPIB, said, “We are pleased to partner with Aqua America to support the revitalization of this key infrastructure. By acquiring Peoples, Aqua America will create a unique platform with a strong management team that is poised for further expansion.”

CPPIB’s investment represents a sizable commitment to the Peoples acquisition financing. Following the transaction’s closing, one CPPIB-designated nominee, to be named at a later date, will be appointed to Aqua’s board of directors.

Franklin added, “The Company’s board and management team have an optimistic outlook about Aqua’s business and the strong impact it can have in strengthening infrastructure and taking care of communities. CPPIB’s investment is a notable milestone in making this vision a reality.”

Advisors

Moelis & Company LLC is serving as lead financial advisor and Goldman Sachs & Co. LLC and RBC Capital Markets, LLC are serving as financial advisors to Aqua. Simpson Thacher & Bartlett LLP is serving as legal advisor to Aqua.

About Aqua America

Aqua America is the second-largest publicly traded water utility based in the U.S. and serves over 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit www.AquaAmerica.com for more information.

About CPPIB

Canada Pension Plan Investment Board (CPPIB) is a professional investment management organization that invests the funds not needed by the Canada Pension Plan (CPP) to pay current benefits in the best interests of 20 million contributors and beneficiaries. In order to build a diversified portfolio, CPPIB invests in public equities, private equities, real estate, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in Hong Kong, London, Luxembourg, Mumbai, New York City, São Paulo and Sydney, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At December 31, 2018, the CPP Fund totalled C$368.5 billion. For more information about CPPIB, please visit www.cppib.com or follow us on LinkedIn, Facebook or Twitter.

About Peoples
Peoples is a natural gas provider serving approximately 740,000 homes and businesses in Western Pennsylvania, West Virginia and Kentucky. The company’s mission is to improve the lives of its customers and to help build long-term economic growth for the regions it serves. For more information about Peoples, visit www.peoples-gas.com and follow Peoples on social media @peoplesnatgas.

For more information, contact:

Aqua America

Brian Dingerdissen

VP, Investor Relations

O: 610.645.1191

BJDingerdissen@AquaAmerica.com

Stacey Hajdak

Director, Marketing & Communications

O: 610.520.6309

M: 267.294.1866

SMHajdak@AquaAmerica.com

CPPIB

Darryl Konynenbelt

Director, Global Media Relations

T: +1 416 972 8389
dkonynenbelt@cppib.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Aqua America can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, but are not limited to statements relating to the investment by CPPIB and the use of proceeds as part of the financings for the planned acquisition of Peoples, as well as the expected benefits of the Peoples acquisition. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including the factors discussed in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, which is filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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The securities offered in this private placement investment have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

WTRF

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